Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry
(212) 273-5746
SVP - Chief Financial Officer

Contact:	Cara O’Brien
Press: Melissa Merrill
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS SECOND QUARTER

AND FIRST HALF FINANCIAL RESULTS

New York, New York, August 2, 2005 — Duane Reade Holdings, Inc. today reported financial results for the second quarter and first half ended June 25, 2005.

CHANGE IN OWNERSHIP

On July 30, 2004, the Company completed its acquisition by Oak Hill Capital Partners, L.P. and this change in ownership resulted in a new basis of accounting. This change has resulted in the application of purchase accounting which requires that various balance sheet account carrying values be adjusted to fair value as of the transaction date. In this press release, the Company’s financial results for the current year’s second quarter and first half ended June 25, 2005 reflect this new basis of accounting and are identified as the Successor. The previous year’s financial results for the second quarter and first half reflect the historical basis of accounting prior to the acquisition and are identified as the Predecessor.

SECOND QUARTER RESULTS

Net sales were $399.5 million compared to $402.1 million in the previous year. The decline was entirely due to reduced levels of pharmacy resale activity. Total store sales were $374.6 million, up 2.6% over the previous year. Total same-store sales increased 0.5%, with a pharmacy same-store sales increase of 0.2% and a front-end same-store sales increase of 0.7%.  The percentage of more profitable but lower-priced generic prescriptions to total prescriptions increased by 4.7% over the previous year resulting in a negative impact on pharmacy same-store sales of 2.8%. Pharmacy same-store sales were also adversely impacted by 1.9% due to the negative publicity and reduced consumer demand for arthritis medications and certain other high volume drugs and approximately 1.4% due to increased mail order penetration resulting from conversion of certain third party plans to mandatory mail order requirements. The front-end same-store sales increase reflects the favorable impact of the improved Dollar Rewards customer loyalty card program implemented in March 2005 as well as a generally improved level of consumer demand observed since the end of last year. The front-end same-store sales increase was adversely impacted by approximately 0.5% due to the shift of Easter holiday sales into the first quarter this year from last year’s second quarter.

Net loss was $10.3 million, compared to net income of $2.5 million in the previous year. The loss reflects (i) increased non-cash depreciation and amortization expenses of $8.6 million resulting from the application of purchase accounting related to the July 30, 2004 acquisition of the Company, (ii) increased interest expenses of $8.2 million, primarily related to higher debt levels resulting from refinancing the Company’s debt as part of the same acquisition, (iii) higher consulting and litigation-related legal expenses of $1.9 million, (iv) non-cash acquisition-related lease accounting expenses of $1.4 million, (v) reduced real estate related income of $1.1 million, (vi) higher acquisition transaction and related costs of $0.7 million and (vii)

increased store labor costs. These items were partially offset by a tax benefit of $8.3 million compared to a tax provision of $1.6 million last year.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, was $17.6 million, or 4.4% of sales, versus $21.5 million, or 5.4% of sales, in the prior year period. The decline was primarily attributable to increased consulting and litigation related professional fees, higher labor costs for pharmacists and minimum wage increases and decreased real estate related income. Increased consulting related costs of $1.5 million were attributable to the development of several new management initiatives to improve our operations and customers’ shopping experience.

Cash flow provided by operating activities was $8.0 million or 2.0% of sales, compared to $7.8 million or 2.0% of sales in the previous year.

Commenting on the Company’s second quarter results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, “During the second quarter we continued to roll out several major projects to improve customer service throughout our stores and strengthen operations.  Specifically, with respect to the front-end we have introduced new merchandising and promotional programs that include stronger incentives for the Dollar Rewards frequent shopper program and this contributed to increases in both customer traffic and the frequency of customer visits. As a result, we posted the second consecutive quarter of positive front-end same-store sales increases and the trend has continued into the early part of the third quarter.  With respect to pharmacy sales, while this portion of our business continues to be challenged, our direct purchasing programs and increased utilization of generic alternatives have continued to result in improved pharmacy margins. We expect these specific programs, as well as an ongoing focus on inventory management and shrink reduction, to further strengthen our sales and earnings performance in the second half.”

FIRST HALF RESULTS

Net sales for the first half increased to $794.3 million from $785.4 million in the previous year. Total store sales were $741.3 million reflecting an increase of 3.7% over the prior year. Total same-store sales increased 1.2%, with pharmacy and front-end same-store increases of 1.1% and 1.3%, respectively. The aforementioned factors impacting second quarter store sales were largely operative for the first half as well.

Net loss for the six month period was $23.1 million, compared to net income of $4.3 million in the previous year. The decline is attributable to (i) an increase in non-cash depreciation and amortization expenses of $17.2 million resulting from the application of acquisition-related purchase accounting, (ii) an interest expense increase of $16.0 million primarily attributable to debt-related financing associated with the July 30, 2004 acquisition of the Company, (iii) increased consulting and litigation-related legal costs of $3.9 million, (iv) higher non-cash store occupancy expenses of $3.1 million associated with acquisition-related lease accounting, (v) reduced real estate related income of $1.9 million and (vi) higher labor costs for the reasons mentioned above. These costs were partially offset by a tax benefit of $18.8 million, compared to a tax provision of $2.9 million in the previous year.

Adjusted FIFO EBITDA was $29.7 million or 3.7% of sales, compared to $41.5 million, or 5.3% of sales in the previous year.

During the first half, the Company opened three new stores and closed eight stores, compared with seven new stores opened and one store closed in the prior year period. Pre-opening expenses were $0.2 million, compared to $0.4 million in the previous year.

ACCOUNTING RESTATEMENTS

The Company filed a Form 10-K/A on May 16, 2005 summarizing the impact of certain restatements resulting from changes in accounting practices. All such changes are reflected in the attached financial data.

The Company will hold a conference call on Tuesday, August 2, 2005 at 10:00 AM Eastern Time to discuss financial results for the second quarter and the first half ended June 25, 2005. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until August 16, 2005.  Additionally, a replay of the conference call will be available from 12:00PM Eastern Time on August 2, 2005 until 12:00PM Eastern Time on August 4, 2005. The replay can be accessed by dialing (877) 519-4471, access code “6305873.”

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing.  As of June 25, 2005, the Company operated 250 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results.  Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, the continuing impact of the restrictions on smoking in public places in the Company’s markets, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, the Company’s ability to successfully implement and manage new computer systems and technologies, demographic changes, the Company’s ability to limit fraud and shrink, and recalls of pharmaceutical products due to health concerns or other reasons.  Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Tables to follow

Duane Reade Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	Successor	Predecessor	Successor	Predecessor
	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004
Net sales	$399,500	$402,111	$794,267	$785,421
Cost of sales	320,905	322,726	642,863	629,533
Gross profit	78,595	79,385	151,404	155,888
Selling, general & administrative expenses	64,541	59,924	129,040	118,567
Labor contingency expense	1,100	1,100	2,200	2,200
Transaction expense	154	1,516	581	2,619
Depreciation and amortization	17,851	9,239	35,497	18,305
Store pre-opening expenses	50	209	150	365
Other	2,033	—	3,182	—
	85,729	71,988	170,650	142,056
Operating (loss) income	(7,134)	7,397	(19,246)	13,832
Interest expense, net	11,499	3,257	22,664	6,694
(Loss) income before income taxes	(18,633)	4,140	(41,910)	7,138
Income tax (benefit) expense	(8,345)	1,605	(18,819)	2,850

Net (loss) income	$(10,288)	$2,535	$(23,091)	$4,288

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	June 25,	December 25,
	2005	2004
	(Unaudited)

Current Assets
Cash	$1,321	$1,329
Receivables, net (1)	52,456	58,056
Inventories (2)	278,069	262,323
Current Portion of Deferred Taxes	13,445	9,027
Prepaid Expenses and Other Current Assets	35,561	35,716
Total Current Assets	380,852	366,451

Property and Equipment, net	236,022	224,460
Goodwill	52,216	52,216
Other Assets (3)	282,402	297,032
Total Assets	$951,492	$940,159

Current Liabilities
Accounts Payable	$88,017	$80,154
Accrued Expenses (4)	51,877	64,944
Current Portion of Senior Debt and Capital Leases (5) (6)	185,369	154,650
Total Current Liabilities	325,263	299,748

Long Term Debt and Capital Leases (5)	366,985	357,040
Deferred Income Taxes	33,524	47,971
Other Liabilities (7)	64,769	51,351
Total Liabilities	790,541	756,110

Total Stockholders’ Equity	160,951	184,049

Total Liabilities and Stockholders’ Equity	$951,492	$940,159

(1)                                  Includes third party pharmacy receivables of $32,757 and $37,498 at June 25, 2005 and December 25, 2004, respectively. The decrease in the third party pharmacy receivable is partly due to the timing of receipts in relation to the December 2004 year end date.

(2)                                  Increase in inventory from December 25, 2004 is due to increased store and warehouse front-end purchases in support of improved sales demand and timing of promotional programs as well as higher levels of pharmacy direct purchasing.

(3)                                  Decrease in other assets from December 25, 2004 is primarily due to the increased amortization expense resulting from the asset valuation step-up in connection with the Oak Hill acquisition.

(4)                                  Decrease in accrued expenses from December 25, 2004 is primarily due to a $19 million scheduled payment made in connection with the termination of the Chairman’s SERP.

(5)                                  Increase in debt and capital leases from December 25, 2004 reflects the addition of a $13.5 million capital lease for replacement photo processing equipment at our stores and borrowings for the payment made in connection with the termination of the Chairman’s SERP.

(6)                                  The outstanding revolver loan balance of $182.4 million has been classified as a current liability at June 25, 2005 because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria under FAS 6 - “Classification of Short-Term Obligations Expected to be Refinanced,” to reclassify the debt as long-term. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. We have also revised the classification of the outstanding revolver balance of $153.9 million at December 25, 2004 to conform with this presentation. The Company expects to continue to borrow under this facility until its maturity in 2008.

(7)                                  Increase in other liabilities from December 25, 2004 is primarily due to deferred marketing income, the additional labor contingency accrual recorded during the period and the deferred rent expense during the quarter.

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	Successor	Predecessor	Successor	Predecessor
	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004

LIFO EBITDA (1)	$11,971	$19,252	$19,032	$36,956
LIFO (Income) Expense (2)	300	337	84	674
FIFO EBITDA (1)	$12,271	$19,589	$19,116	$37,630

FIFO EBITDA as a percentage of net sales	3.1%	4.9%	2.4%	4.8%

Adjusted FIFO EBITDA (3)	$17,611	$21,515	$29,733	$41,458

Adjusted FIFO EBITDA as a percentage of sales	4.4%	5.4%	3.7%	5.3%

Capital expenditures	$7,178	$8,320	$14,310	$16,182
Lease acquisitions and other investing activities	$2,668	$2,260	$5,764	$11,517

Same-store sales growth	0.5%	0.4%	1.2%	1.0%
Pharmacy same-store sales growth	0.2%	4.6%	1.1%	5.5%
Front-end same-store sales growth	0.7%	-2.8%	1.3%	-2.5%
Pharmacy sales as a % of net sales	48.8%	50.3%	49.2%	50.2%
Third Party sales as a % of prescription sales	92.8%	92.2%	92.8%	92.1%

Average weekly prescriptions filled per store (4)	842	847	835	841

Number of stores at end of period			250	247
Retail square footage at end of period			1,742,706	1,758,006
Average store size (sq.ft.) at end of period			6,971	7,117

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net (loss) income to FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided on the following page of this press release.

(2) LIFO income for the 26 weeks ended June 25, 2005 includes the remaining portion of the purchase accounting valuation step-up of $0.5 million, offset by the anticipated impact of inflation of $0.6 million.

(3) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustment and certain CEO payments that are not included in the definition of EBITDA used for our various debt agreements.

(4) Comparative stores only, does not include new stores.

Duane Reade Holdings, Inc.

Reconciliation of EBITDA to Net (Loss) Income and

Net Cash Provided by (Used in) Operating Activities

(Unaudited)

(in thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	Successor	Predecessor	Successor	Predecessor
	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004

FIFO EBITDA	$12,271	$19,589	$19,116	$37,630
LIFO (Income) Expense	300	337	84	674
LIFO EBITDA	11,971	19,252	19,032	36,956

Depreciation and amortization	(17,851)	(9,239)	(35,497)	(18,305)
Labor contingency expense	(1,100)	(1,100)	(2,200)	(2,200)
Transaction expense	(154)	(1,516)	(581)	(2,619)
Interest expense	(11,499)	(3,257)	(22,664)	(6,694)
Income taxes	8,345	(1,605)	18,819	(2,850)
Net (loss) income	$(10,288)	$2,535	$(23,091)	$4,288

Net (loss) income	(10,288)	2,535	(23,091)	4,288
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization of property	8,164	6,201	16,278	12,477
Amortization of intangibles and deferred financing costs	10,515	3,515	20,960	6,783
Deferred tax provision	(8,384)	1,605	(18,858)	2,774
Non-cash rent expense	3,307	1,926	6,901	3,827
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	4,703	4,216	5,600	(563)
Inventories	(16,596)	(9,845)	(15,187)	(333)
Accounts payable	9,298	204	8,288	(8,486)
Prepaid and accrued expenses	7,015	(3,245)	(15,891)	3,058
Other assets/liabilities, net	248	734	6,331	(3,786)
Cash provided by (used in) operating activities	$7,982	$7,846	$(8,669)	$20,039

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$12,271	$19,589	$19,116	$37,630

Purchase accounting inventory valuation adjustment (1)	—	—	534	—
Non-cash rent expense	3,307	1,926	6,901	3,828
CEO long term cash award	225	—	450	—
Oak Hill management fee	312	—	625	—
CEO life insurance policy conversion cost	632	—	1,243	—
CEO 280g tax indemnity expense	864	—	864	—
Adjusted FIFO EBITDA	$17,611	$21,515	$29,733	$41,458

(1) The application of purchase accounting under SFAS 141 resulted in an increase in the inventory valuation by $8.5 million over FIFO cost as of July 30, 2004.  During the quarter ended December 25, 2004, approximately $7.9 million of this non-cash purchase accounting adjustment was charged to cost of sales on a FIFO EBITDA basis. The balance of the purchase accounting adjustment was charged to cost of sales during the first quarter of 2005.